EXHIBIT 99

                                 CODE OF ETHICS


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                                                                      Exhibit 99

             CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND
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                          SENIOR FINANCIAL OFFICERS OF
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                          FIRST MIDWEST FINANCIAL, INC.
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Introduction
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This Code of Ethics for the  Principal  Executive  Officer and Senior  Financial
Officers (the "Code of Ethics") has been adopted by the Board of Directors (the "Board") of First Midwest Financial Inc. (the "Company") to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of information in the Company's periodic and other public reports, and compliance with applicable laws, rules, and regulations by the Company's Senior Financial Officers.

Senior Financial Officers
-------------------------

As used in this Code of Ethics, the term Senior Financial Officer means the Company's Chief Executive Officer, Chief Financial Officer, Controller or Principal Accounting Officer, and any other persons performing similar functions for the Company.

Code of Ethics
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In performing his or her duties, each of the Senior Financial Officers must:

     1.   Maintain  high  standards of honest and ethical  conduct and avoid any
          actual  or  apparent   conflicts  of  interest  between  personal  and
          professional relationships;

     2. Report to the Audit Committee of the Board any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest;

     3. Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

     4. Comply and take all reasonable actions to cause others to comply with applicable laws, rules, and regulations; and

     5.   Promptly  report  violations  of this  Code  of  Ethics  to the  Audit
          Committee.

Waiver or Amendments
--------------------

Any request for waiver of any provision of this Code of Ethics must be submitted in writing to the Company's Audit Committee. Waivers may only be granted by the Audit Committee. This Code of Ethics may only be amended by the Board. Any waiver or amendment of this Code of Ethics will be promptly disclosed on the Company's Internet website, a Current Report on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability
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The Audit  Committee  will assess  compliance  with this Code of Ethics,  report material violations to the Board, and recommend to the Board appropriate action, which may include, but is not limited to, reprimand and/or dismissal.